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Exhibit 99.1

For immediate release

Telmex Internacional, S.A.B. de C.V. files Form 15F to deregister in the United States under the Securities Exchange Act of 1934

     (Mexico City, March 18, 2011)—Telmex Internacional, S.A.B. de C.V. (“Telint” or the “Company”) (BMV: TELINT) today announced that it has filed a Form 15F with the United States Securities and Exchange Commission (the "SEC") in order to terminate the registration of all classes of its registered securities under section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). Telint expects that this termination of registration will become effective 90 days after its filing with the SEC. As a result of this filing, Telint's reporting obligations with the SEC, including its obligations to file annual reports on Form 20-F and reports on Form 6-K, will be suspended immediately.

     Telint is current with its reporting requirements under the Exchange Act.

     The main purpose of terminating registration is to reduce complexity in financial reporting and administrative costs following the completion of the recent tender offer for Telint shares by América Móvil, S.A.B. de C.V. (“América Móvil”).

     Telint reserves the right, for any reason, to delay this filing or to withdraw it prior to its effectiveness, and to otherwise change its plans in this regard.

About Telint

     Telint is a Mexican holding company with subsidiaries located in Brazil, Colombia, Argentina, Chile, Peru and Ecuador. It aims at providing a wide variety of telecommunication services, including voice, data, video transmission, paid cable and satellite television, internet access and complete telecommunication solutions as well as the services related to the yellow page directories in Mexico, USA, Argentina, Colombia and Peru.

More information about Telint is available at www.telmexinternacional.com

Forward-Looking Statements

     Certain statements contained in this press release may constitute “forward-looking statements”. All statements in this press release, other than those relating to historical information or current condition, are forward-looking statements. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that Telint will be able to fulfill the criteria required for terminating registration of its securities under applicable U.S. law. If these or other risks and uncertainties materialize, or if the assumptions underlying any of these statements prove incorrect, Telint’s future actions may be materially different from those expressed or implied by such statements. Telint can offer no assurance that its expectations will be met. Telint undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.